December 23, 2015

Ms. Kirsty Ward
Senior Director Walmart Services
Wal-Mart Stores, Inc.
702 S.W. 8th Street
Bentonville, AR 72716

Dear Kirsty:

MoneyGram Payment Systems, Inc. (“MoneyGram”) and Wal-Mart Stores, Inc. (“Walmart”) are parties to that certain Master Trust Agreement effective April 1, 2013, as amended (the “Agreement”). Pursuant to Section 9(a) of the Agreement, upon the provision of at least one hundred eighty (180) days’ notice by either party, the Agreement could terminate upon the expiration of the Initial Term on March 31, 2016. On September 30, 2015 the parties entered into a letter agreement extending the Initial Term of the Agreement until June 30, 2016 and setting the notice of termination date as January 2, 2016.

The parties have been discussing the continued provision of MoneyGram’s products and services to be offered in Walmart stores. To date, neither party has given notice of its intent to terminate the Agreement upon the expiration of the Initial Term. Based upon the rapidly approaching 180-day deadline for providing termination notice, upon Walmart’s countersigning of this letter, both parties hereby agree to amend Section 9(a) of the Agreement to reduce the period in which a party must provide notice of its election to terminate the Agreement from one hundred eighty (180) days prior to the expiration of the Initial Term to one hundred fifty (150) days prior to the expiration of the Initial Term. Given the agreed upon modification of the notice period, the parties recognize and agree that the notice of termination date will now be February 1, 2016.

This letter agreement and/or any actions taken in connection with this letter agreement are not intended to, and shall not, create or give rise to any obligation on the part of either MoneyGram or Walmart to: (i) enter into or execute any new contract; (ii) renew or extend the Agreement; (iii) discuss or continue to discuss or negotiate any new agreement or a renewal or extension of the Agreement; or (iv) pursue or enter into any agreement or contractual relationship with the other party. Except as expressly set forth in this letter agreement, nothing in this letter agreement shall amend or modify any term, condition or provision of the Agreement or waive any right or obligation of any party under the Agreement or under applicable law.

If you have any questions, please contact me at (214) 999-7570 or Nick Flint at (470) 271-6525.

We look forward to talking with you further.

With kind regards,

MoneyGram Payment Systems, Inc.
By:	/s/ Juan Agualimpia
Juan Agualimpia
EVP Business Development & CMO

Agreed and Acknowledged:

Wal-Mart Stores, Inc.
By:	/s/ Kirsty Ward
Kirsty Ward
Senior Director Walmart Services